EXHIBIT 5.1

OFFICES Wells Fargo Capitol Center Suite 2300 Raleigh, North Carolina 27601 ____________	October 4, 2013	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 __________ TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Oxygen Biotherapeutics, Inc.
ONE Copley Parkway
Suite 490
Morrisville, NC 27560

Ladies and Gentlemen:

We have acted as counsel for Oxygen Biotherapeutics, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of 630,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), for the respective accounts of the persons identified in the Registration Statement as the selling stockholders (the “Selling Stockholders”), to be issued upon the exercise of warrants to purchase common stock of the Company (the “Warrants”), issued to the Selling Stockholders pursuant to that certain securities purchase agreement, dated February 22, 2013 (the “Agreement”) by and among the Company and the Selling Stockholders.  The Shares are to be sold from time to time as set forth in the Registration Statement, the prospectus contained therein and any related prospectus supplements.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the related form of prospectus included therein, (ii) the Agreement, (iii) the Company’s Certificate of Incorporation, as amended, (iv) the Warrants, (v) the Company’s Amended and Restated Bylaws, and (vi) such other corporate documents, records and proceedings, minutes, consents, actions and resolutions, as we have deemed necessary for the purposes of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as copies, and the authenticity of originals of such latter documents.  We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to make the statements contained herein.  As to certain factual matters, and without investigation or analysis of any underlying data contained therein, we have also relied on oral or written statements of officers and other representatives of the Company, whom we believe to be responsible, in rendering the opinion set forth below.

Based upon and subject to the foregoing and in reliance thereon, it is our opinion that the Shares issuable upon the exercise of the Warrants have been duly authorized and, when issued and delivered in accordance with the terms of the Warrants and for the consideration specified therein and upon either (i) the countersigning of the certificates representing such Shares by a duly authorized signatory of the registrar for the Common Stock, or (ii) the book entry of such Shares by the transfer agent for the Common Stock, such Shares will be validly issued, fully paid and non-assessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.  This opinion is limited to the Delaware General Corporation Law and we express no opinion as to the laws of any other jurisdiction.  The opinion expressed herein does not extend to compliance with federal or state securities laws relating to the sale of the Shares.

Our opinion is as of the date hereof, and we do not undertake to advise you of matters that might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to us in the Registration Statement, including the prospectus and any amendment or supplement thereto.  Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

By:	/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.